EXHIBIT 4(d)


              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                                  BETWEEN
                         EVEREST & JENNINGS, INC.
                                    AND
          THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED,
                              CHICAGO BRANCH
                             December 8, 1995


                            TABLE OF CONTENTS
                                                             Page

ARTICLE I - DEFINITIONS                                        2
   Section 1.1  Terms  Defined in  this  Agreement             2
   Section 1.2  Accounting Terms; Financial Statements         7

ARTICLE II - LOANS                                             7
   Section 2.1  Loans                                          7
   Section 2.2  Method of Borrowing                            8
   Section 2.3  Notes                                          8
   Section 2.4  Repayment,  Prepayment                         9
   Section 2.5  Payments                                      10
   Section 2.6  Extensions of Letter of Credit
                   Availability Date                          11

ARTICLE III - INTEREST, FEES AND COSTS                        11
   Section 3.1  Interest                                      11
   Section 3.2  Amendment  Fee                                11
   Section 3.3  Letter of  Credit  Fee                        11
   Section 3.4  Commitment  Fee                               12
   Section 3.5  Default  Rate                                 12
   Section 3.6  Computational  Basis                          12
   Section 3.7  Certain  Costs                                12
   Section 3.8  Increased  Costs,  etc                        12
   Section 3.9  Taxes                                         13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES                   14
   Section 4.1  Organization,  Standing,  etc.                14
   Section 4.2  Conflicting Agreements and Other Matters      15
   Section 4.3  Due  Execution,  etc.                         15
   Section 4.4  Title  to  Properties                         15
   Section 4.5  Litigation,  Proceedings,  etc.               16
   Section 4.6  Governmental  Consents,  etc.                 16
   Section 4.7  Financial  Information                        16
   Section 4.8  ERISA                                         17
   Section 4.9  Investment  Company  Act                      17

ARTICLE V - COVENANTS                                         17
   Section 5.1  Affirmative Covenants                         17
   Section 5.2  Negative Covenants.                           20
   Section 5.3  ----                                          21

ARTICLE VI - CONDITIONS OF LENDING                            21
   Section 6.1  Effective Date                                22
   Section 6.2  Subsequent Loans                              23

ARTICLE VII - DEFAULT AND REMEDIES                            24
   Section 7.1  Events  of  Default                           24
   Section 7.2  Remedies                                      26

ARTICLE VIII - MISCELLANEOUS                                  26
   Section 8.1  Set-Off                                       26
   Section 8.2  Costs, Expenses  and  Taxes                   27
   Section 8.3  No Waiver; Modifications in Writing;
                   Cumulative Remedies                        27
   Section 8.4  Assignment/Substitution                       27
   Section 8.5  Governing  Law                                28
   Section 8.6  Submission to Jurisdiction; Venue;
                   Waiver of Jury Trial                       28
   Section 8.7  Severability                                  28
   Section 8.8  Limitations on  Bank  Liability               28
   Section 8.9  Notices                                       29
   Section 8.10 Execution  in  Counterparts                   30
   Section 8.11 Entire  Agreement                             30

Schedule 1.1
Schedule 4.5

Exhibit A - Form of Amended and Restated Guarantee
Exhibit B - INTENTIONALLY OMITTED
Exhibit C - Form of Amended and Restated Promissory Note
Exhibit D - Amended and Restated Subordination Agreement
Exhibit E - Form of Officer's Financial Certificate
Exhibit F - Form of Officer's Certificate

              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

        AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of December 8, 1995, between THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, a banking company organized and existing under the laws of Hong Kong, acting through its Chicago Branch (the "Bank") and EVEREST & JENNINGS, INC., a California corporation (the "Borrower"), with its principal place of business at 4203 Earth City Expressway, Earth City, Missouri 63045.

WITNESSETH

     WHEREAS, the Borrower and the Bank are party to that certain Revolving Credit Agreement dated as of September 30, 1992 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the "Existing Agreement") pursuant to which the Bank agreed, subject to certain conditions, to make available to the Borrower a revolving credit facility in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding and agreed, subject to certain conditions, to issue letters of credit for the account of the Borrower in an aggregate amount not to exceed $6,000,000 at any one time outstanding;

     WHEREAS, the Borrower has requested the Bank to extend the term of the Existing Agreement, to increase the aggregate principal amount of the revolving credit facility to an amount not to exceed $25,000,000 at any one time outstanding (while retaining up to $6,000,000 of availability under the letter of credit subfacility) and to amend and restate the terms and provisions of the Existing Agreement;

      WHEREAS, the proceeds of such extensions of credit shall be used to provide working capital to the Borrower and for other general corporate purposes;

     WHEREAS, to induce the Bank to enter into this Agreement and to extend the credit to the Borrower contemplated hereby, the Guarantor has agreed to guarantee all obligations of the Borrower to Bank hereunder and BIL Far East, BIL Securities and the Parent have agreed to subordinate payment by, or on behalf of, the Borrower of all or any portion of the Subordinated Indebtedness (as such term is defined in the Subordination Agreement) to the payment to the Bank of the Senior Liabilities (as such term is defined in the Subordination Agreement);

      WHEREAS, the Bank is willing to extend the term of the Existing Agreement, to increase the aggregate principal amount of the revolving credit facility to an amount not to exceed $25,000,000 at any one time outstanding and to amend and restate the terms and provisions of the Existing Agreement, subject to the terms and conditions set forth in this Agreement, the guarantee by Guarantor of all obligations of the Borrower to the Bank hereunder and the subordination by BIL Far East, BIL Securities and the Parent; and

     WHEREAS, it is the intent of the parties hereto that the execution and delivery of this amendment and restatement of the Existing Agreement shall not effectuate a novation or extinguishment of the indebtedness outstanding under the Existing Agreement, but rather as it pertains to the indebtedness outstanding under the Existing Agreement, shall constitute an amendment and restatement of certain of the terms governing the payment and performance of such indebtedness;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that from and after the Effective Date (as hereinafter defined) the Existing Agreement shall be amended and restated in its entirety as follows:


                          ARTICLE I - DEFINITIONS

      Section 1.1 Terms Defined in this Agreement. When used herein the following terms shall have the following respective meanings:

     "Affiliate" of any person or entity shall mean (a) any other person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person or entity or (b) any other person who is a director or officer of (i) such person or entity, (ii) any subsidiary of such person or entity or (iii) any person or entity described in clause (a) above. For purposes of this definition, a person or entity shall be deemed to be "controlled by" such other person or entity if such other person or entity possesses, directly or indirectly, power either to
(i) vote 20% or more of the securities having ordinary voting power for the election of directors of such first person or entity or (ii) direct or cause the direction of the management and policies of such first person or entity whether by contract or otherwise.

     "Agreement" means this Amended and Restated Revolving Credit Agreement as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

      "Available Amount" means, on any day, the excess, if any, of the Maximum Facility Amount then applicable over the sum of the aggregate principal amount of Cash Advances then outstanding and the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

      "BIL Far East" means BIL (Far East Holdings) Limited, a Hong Kong corporation and an Affiliate of the Guarantor.

      "BIL Far East Note" means the revolving promissory note dated September 30, 1993 issued, jointly and severally, by the Parent and the Borrower in favor of BIL Far East in an original principal amount of approximately $12,470,000, as replaced by the revolving promissory note dated December 7, 1995 issued, jointly and severally, by the Parent and the Borrower in favor of BIL Far East in an original principal amount of $20,600,000 as such replacement note may be amended, modified, refunded, replaced or supplemented from time to time hereafter.

      "BIL Securities" means BIL Securities (Offshore) Limited, a New Zealand corporation and an Affiliate of the Guarantor, with its business office at 2802 Three Exchange Square, Central, Hong Kong and its registered office at Level 9, CML Building, 22-24 Victoria Street, Wellington, New Zealand.

      "Bank's  Address" means the address of the Bank specified in  Section
8.9 hereof or such other address as the Bank may specify in a written notice to the Borrower.

     "Borrowing Date" shall have the meaning set forth in Section 2.2.

     "Business Day" means any day other than a Saturday, Sunday or a day on which the Bank is authorized or required by law to close in Chicago, Illinois.

      "Cash Advance" means an extension of credit made by the Bank in the form of an advance of funds (i) prior to the Effective Date, pursuant to the Existing Agreement to the extent such advance remains outstanding on the Effective Date and (ii) on and after the Effective Date, pursuant to
Section 2.1 hereof.

      "Cash Advance Repayment Date" means the earlier to occur of (i) September 30, 1997, and (ii) such date to which the Obligations may be accelerated hereunder.

     "Change in Law" shall have the meaning set forth in Section 3.8.

     "Dividend" shall have the meaning set forth in Section 5.2(g).

     "Effective Date" shall have the meaning set forth in Section 6.1.

      "Employee Benefit Plan" or "Plan" shall mean any "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which the Borrower or any affiliate of the Borrower maintains, to which the Borrower or any such affiliate contributes, or under which the Borrower or any such affiliate has any liability whether actual or contingent.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Event  of Default" means any of the events or conditions  listed  in
Section 7.1.

      "Existing Agreement" shall have the meaning set forth in the recitals hereto.

     "Guarantee" means the amended and restated guarantee, substantially in the form of Exhibit A hereto, dated the Effective Date and issued by the Guarantor for the benefit of the Bank.

     "Guarantor" means Brierley Investments Limited, a New Zealand company.

      "Guarantor Event of Default" has the meaning ascribed to such term in the Guarantee.

      "Guarantor Potential Event of Default" means any event or condition which, with the giving of notice or passage of time or both, would constitute a Guarantor Event of Default.

      "Indebtedness" of any person means all obligations of such person (i) for borrowed money or with respect to deposits or advances of any kind,
(ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid, (iv) under conditional sale or title retention agreements relating to assets purchased by such person, (v) issued or assumed as the deferred purchase price of property or services (other than trade payables and payroll expenses incurred in the ordinary course of business), (vi) all Indebtedness of others secured by any Lien on assets owned or acquired by such person, (vii) all guarantees by such person of Indebtedness of others, (viii) all capital lease obligations of such person, and (ix) all obligations of such person, actual or contingent, as an account party in respect of letters of credit and bankers' acceptances, in any case whether primary, secondary, direct, contingent, accrued, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under agreements providing for the extension of credit, under other written or oral agreement, by operation of law, or otherwise.

      "Interest Payment Date" means (i) the last day of each Interest Period, provided, however, if such date is not a Business Day, the Interest Payment Date shall be the Business Day immediately following such day and
(ii) the Repayment Date.

      "Interest Period" means the period commencing on the Effective Date and ending on December 31, 1995 and, thereafter, each consecutive period beginning on January 1, April 1, July 1 and October 1, as appropriate, and ending on March 31, June 30, September 30 and December 31, respectively, of such year.

      "Letter of Credit" means any documentary or standby, as designated by the Bank, letter of credit issued at the request, and for the account, of the Borrower (i) prior to the Effective Date, pursuant to the Existing Agreement, to the extent such letter of credit remains outstanding on the Effective Date and (ii) on and after the Effective Date, pursuant to
Article II hereof, in either case in such form as may be agreed between the Bank and the Borrower.

     "Letter of Credit Availability Date" means the earlier to occur of (i) September 30, 1997, or such date to which the Letter of Credit Availability Date may, in the sole discretion of the Bank, be extended pursuant to
Section 2.6, and (ii) such date to which the Obligations may be accelerated hereunder.

     "Lien" shall mean with respect to any asset (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "Loan" or "Loans" shall mean any extension of credit by the Bank to the Borrower hereunder whether in the form of a Cash Advance or the issuance by the Bank of a Letter of Credit.

      "Maximum Cash Advance Amount" means (i) prior to the Cash Advance Repayment Date, $25,000,000 or such lesser amount to which the Maximum Cash Advance Amount may be reduced pursuant to Section 2.4(e) and (ii) thereafter, zero.

      "Maximum Facility Amount" means on any day the sum of the then applicable Maximum Cash Advance Amount and the then applicable Maximum Letter of Credit Amount.

      "Maximum Letter of Credit Amount" means (i) prior to the Letter of Credit Availability Date, $6,000,000 and (ii) thereafter, zero.

     "Multiemployer Plan" shall mean a plan to which more than one employer is required to contribute, which is maintained pursuant to one or more collective bargaining agreements between one or more employee organizations and more than one employer, and which satisfies such other requirements as the Secretary of Labor of the United States may prescribe by regulation.

     "Note" shall have the meaning set forth in Section 2.3(a).

      "Obligations" means any and all of the obligations of the Borrower to the Bank, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with this Agreement or any Operative Document.

      "Operative Documents" means this Agreement, the Note, the Guarantee, the Subordination Agreement, each Letter of Credit and each other agreement, instrument or certificate executed by the Borrower in connection with this Agreement.

     "Parent" means Everest & Jennings International Ltd.

      "Permitted Liens" means (i) Liens for general taxes not yet due and payable, (ii) statutory Liens of warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not yet due, (iii) Liens existing on the Effective Date in favor of BIL Far East in connection with the BIL Far East Note and further described in Schedule 1.1 hereto, provided that such Liens are subordinated to the payment in full to the Bank of the Obligations in accordance with the terms of the Subordination Agreement; and (iv) other Liens in favor of any person or entity which is not an Affiliate of the Borrower, the Parent, the Guarantor, BIL Far East or BIL Securities to secure Indebtedness to such person or entity.

      "Potential Event of Default" means an event or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

      "Prime Rate" means the rate determined by the Bank as the rate of interest publicly announced by Marine Midland Bank, N.A. from time to time as its prime rate, which rate is a base rate for calculating interest on certain loans. The rate announced by Marine Midland Bank, N.A. as its prime rate may or may not be the most favorable rate charged by Marine Midland Bank, N.A. or the Bank to their respective customers. Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

     "Repayment Date" means the earliest to occur of (i) September 29, 1998 or 364 days from such later date to which the Letter of Credit Availability Date may, in the sole discretion of the Bank, be extended pursuant to
Section 2.6, (ii) the latest termination or stated expiration date of any Letter of Credit issued hereunder and (iii) such date to which the Obligations may be accelerated hereunder.

      "Stated Amount" means at any time, with respect to any Letter of Credit, the aggregate amount that at such time may be demanded under such Letter of Credit, subject to reduction as provided therein.

     "Subordination Agreement" means the Amended and Restated Subordination Agreement dated the date hereof in favor of the Bank made by BIL Far East, BIL Securities and the Parent substantially in the form of Exhibit D hereto.

      Section 1.2 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles in effect in the United States as of the date hereof ("GAAP").


                            ARTICLE II - LOANS

      Section 2.1 Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees from time to time on any Business Day (A) during the period from the Effective Date to five Business Days prior to the Cash Advance Repayment Date to make a Cash Advance to the Borrower or (B) during the period from the Effective Date to five Business Days prior to the Letter of Credit Availability Date to issue Letters of Credit for the account of the Borrower, in either case, at such times and in such amounts as the Borrower may request in accordance with Section 2.2 provided, however, that (i) each Cash Advance shall be in a principal amount of not less than $100,000 or an integral multiple of $50,000 in excess thereof, (ii) each Letter of Credit shall be in an initial Stated Amount of not less than $10,000, and (iii) after giving effect to any Cash Advance or to the issuance of any Letter of Credit (x) the sum of the aggregate principal amount of Cash Advances then outstanding and the aggregate Stated Amount of all Letters of Credit issued and then outstanding shall not exceed the then applicable Maximum Facility Amount, (y) the aggregate principal amount of Cash Advances then outstanding shall not exceed the then applicable Maximum Cash Advance Amount and (z) the aggregate Stated Amount of all Letters of Credit issued and then outstanding shall not exceed the then applicable Maximum Letter of Credit Amount. Subject to the terms and conditions set forth in this Agreement and within the foregoing limitations, the Borrower may borrow, pay or prepay and reborrow hereunder.

      Section 2.2 Method of Borrowing. The Borrower may request the Bank to make a Loan in the form of a Cash Advance or the issuance of a Letter of Credit under Section 2.1 by delivering to the Bank, by telecopier (followed promptly by the original hard copy) or such other method as the Bank may, from time to time, approve, an irrevocable notice specifying (i) the Business Day on which the Cash Advance is to be made or the Letter of Credit is to be issued, as the case may be, (the "Borrowing Date"),
(ii) the principal amount of the Cash Advance or the initial Stated Amount of the Letter of Credit, as the case may be, subject to the conditions of section 2.1, and (iii) in the case of a request to issue a Letter of Credit, the exact form of the Letter of Credit to be issued which form shall include without limitation (a) the name and address of the beneficiary, (b) the expiration date of the Letter of Credit provided that the expiration date may not be a date later than one year after the relevant Borrowing Date, and (c) the form of sight draft and any other documents required to be presented at the time of any demand for payment (including the exact wording of such documents or copies thereof). Such notice must be received by the Bank no later than 11:00 a.m., Chicago time,
(i) in the case of a Cash Advance, on the relevant Borrowing Date and (ii) in the case of a Letter of Credit, on the Business Day preceding the relevant Borrowing Date. The submission of such notice shall be deemed to constitute a representation by the Borrower on and as of the Borrowing Date as to the matters specified in Article IV in light of the facts and circumstances then existing.

     Section 2.3  Notes.

      (a) The Obligations shall be evidenced by a promissory note (the "Note"), substantially in the form of Exhibit C, with appropriate insertions, dated the date hereof, in a principal amount not to exceed the Maximum Facility Amount, payable to the order of the Bank no later than the Repayment Date, duly executed on behalf of the Borrower, and representing the obligation of the Borrower to pay the principal amount of the Cash Advances made hereunder, to pay interest with respect to the principal amount outstanding on the Cash Advances as set forth in Section 3.1 hereof, to reimburse the Bank immediately for any amounts paid in respect of any Letter of Credit and to pay all other amounts due or to become due hereunder.

      (b) The Bank shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the Note (or a continuation thereof) an appropriate notation evidencing the date and amount of each Loan made to the Borrower and each payment of principal and interest by the Borrower with respect thereto; provided that the failure of the Bank to make any such notation or any error therein shall not affect in any manner the obligations of the Borrower to repay the principal amount of the Loans outstanding together with all interest accruing thereon. Such schedule as maintained by the Bank shall, absent manifest error, constitute prima facie evidence of the amount of Loans outstanding.

     Section 2.4  Repayment, Prepayment.

      (a) In the case of each Cash Advance and subject to Section 2.4(d) hereof, the Borrower shall repay, in full, the outstanding principal amount of each Cash Advance on the Cash Advance Repayment Date.

      (b) The Borrower hereby agrees to pay to the Bank immediately and without demand upon payment under any Letter of Credit an amount equal to the full amount paid under the Letter of Credit. The reimbursement obligation of the Borrower under the preceding sentence shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms hereof irrespective of (i) any lack of validity or enforceability of any Letter of Credit; (ii) any amendment or waiver of, or any consent to or departure from any document entered into in connection herewith which is not consented to in writing by the Bank; (iii) the existence of any claim, set off, defense or other rights which the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit, the Bank or any person or entity, whether in connection with the Agreement or any unrelated transaction; (iv) any statement or any other document (including, without limitation, any draft or demand) presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided, however, that such circumstance or happening shall not constitute the gross negligence or willful misconduct of the Bank.

      (c) Subject to the provisions of Section 3.7, upon one Business Day prior written notice to the Bank, the Borrower may, on any Business Day, prepay by installments of not less than $100,000 all or a portion of the principal amount of Cash Advances outstanding on such Business Day.

      (d) In the event that, at any time, either (i) the sum of the aggregate principal amount of Cash Advances then outstanding and the aggregate Stated Amount of Letters of Credit issued and then outstanding exceeds the then applicable Maximum Facility Amount, (ii) the aggregate principal amount of Cash Advances then outstanding exceeds the then applicable Maximum Cash Advance Amount or (iii) the aggregate Stated Amount of Letters of Credit issued and then outstanding exceeds the then applicable Letter of Credit Amount, then, subject to the provisions of
Section 3.7, the Borrower shall immediately, without demand, (A) in the case of an excess determined under clauses (i) or (ii), pay or prepay Cash Advances in an aggregate principal amount at least equal to such excess together with accrued interest on such principal amount and, to the extent of any excess remaining after such payment or prepayment, deposit with the Bank cash collateral to secure the Obligations, in a manner satisfactory to the Bank, in an amount at least equal to such remaining excess and (B) in the case of an excess determined under clause (iii), deposit with the Bank cash collateral to secure the Obligations, in a manner satisfactory to the Bank, in an amount at least equal to such excess.

      (e) Subject to Section 2.4(d), upon at least three Business Days' prior irrevocable written notice to the Bank, the Borrower may at any time permanently reduce, in part, the Maximum Cash Advance Amount, provided however that each reduction is in a minimum amount of $1,000,000 and that the Maximum Cash Advance Amount may not be reduced pursuant to this
Section 2.4(e) to an amount less than $5,000,000.

      Section 2.5 Payments. All payments by the Borrower to the Bank hereunder shall be made in lawful currency of the United States of America and in immediately available funds at not later than 1:00 p.m., Chicago time, on the due date at the Bank's Address. The Bank shall apply payments received from the Borrower hereunder first to the payment of fees and reasonable expenses due hereunder, then to the payment of interest due, then to the repayment of principal of the Cash Advances and then to collateralize, in a manner satisfactory to the Bank, the Obligations with respect to any Letters of Credit then outstanding. All payments by the Borrower to the Bank hereunder shall be made without offset, counterclaim, deduction or withholding of any nature. Any amounts paid after 1:00 p.m., Chicago time, on any Business Day shall be deemed to be paid on the next succeeding Business Day.

      Section 2.6 Extensions of Letter of Credit Availability Date. No later than 60 days prior to the Letter of Credit Availability Date, the Borrower may request the Bank in writing to extend the Letter of Credit Availability Date for a period not to exceed 364 days. The Bank in its sole discretion may by written notice to the Borrower agree to extend the Letter of Credit Availability Date, in which case the then applicable Letter of Credit Availability Date shall be extended for such period not to exceed 364 days from the date of such notice.


                  ARTICLE III - INTEREST, FEES AND COSTS

      Section 3.1 Interest. The Borrower hereby agrees to pay to the Bank, in arrears, on each Interest Payment Date occurring prior to the Cash Advance Repayment Date and on the Cash Advance Repayment Date, interest on the outstanding principal amount of each Cash Advance from the date that such Cash Advance is made or deemed made until payment in full at the Prime Rate plus .25% per annum.

      Section 3.2 Amendment Fee. The Borrower hereby agrees to pay to the Bank on the Effective Date a non-refundable amendment fee of $7,500.

      Section 3.3 Letter of Credit Fee. For each Letter of Credit, the Borrower agrees (A) to pay to the Bank on each Fee Payment Date (as defined below), in advance, (i) in the case of a Letter of Credit which has been designated by the Bank as a standby Letter of Credit, a non-refundable Letter of Credit Fee equal to 1.25% per annum of the Stated Amount of the Letter of Credit on the date on which such Letter of Credit is issued or, if applicable, renewed and (ii) in the case of a Letter of Credit designated by the Bank as a documentary Letter of Credit, a non-refundable Letter of Credit Fee equal to .50% of the Stated Amount of the Letter of Credit on the date on which such Letter of Credit is issued or, if applicable, renewed and (B) to pay to the Bank, upon demand, such utilization, drawing, amendment or other fees as the Bank may customarily impose in respect of letters of credit which it issues. For purposes of this Section 3.3, the Letter of Credit Fee shall be payable in advance on the Borrowing Date on which the relevant Letter of Credit is issued and on each Interest Payment Date occurring thereafter for so long as such Letter of Credit shall remain outstanding (each such payment date being a "Fee Payment Date").

      Section 3.4 Commitment Fee. The Borrower agrees to pay to the Bank, in arrears, on each Interest Payment Date and on the Repayment Date a non-refundable commitment fee equal to .375% per annum of the average daily Available Amount during the relevant Interest Period.

      Section 3.5 Default Rate. Overdue principal and (to the extent permitted by law) overdue interest shall bear interest, payable on demand, after as well as before judgment, from the date such principal or interest became due until payment in full at a rate per annum equal to 2% above the interest rate that would then otherwise be applicable hereunder.

      Section 3.6 Computational Basis. All interest and fees payable hereunder shall be calculated on the basis of a year of 360 days for the actual number of days elapsed or scheduled to elapse, in the case of fees payable in advance.

      Section 3.7 Certain Costs. The Borrower agrees to reimburse the Bank, upon demand, for any loss, cost or expense the Bank may incur as the result of the failure of the Borrower to borrow after giving a notice pursuant to Section 2.2, including, without limitation, any loss, cost or expense that the Bank may suffer with respect to the reinvestment of funds. A certificate setting forth such loss, cost or expense incurred by the Bank shall be conclusive and binding for all purposes.

      Section 3.8 Increased Costs, etc If the Bank reasonably determines that the introduction of, implementation of, change in, or change in the interpretation or application of, any law, rule, regulation, guideline, directive or request by any court, central bank or administrative or governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) subsequent to the Effective Date (a "Change in Law") shall either (i) impose, modify or deem applicable any taxation, reserve, assessment, special deposit or other requirement with respect to any extensions of credit by or any letters of credit issued by, or assets held by, or deposits in or other liabilities for the account of, the Bank or (ii) impose on the Bank any other condition regarding this Agreement, any Cash Advance, any Letter of Credit, or any collateral therefor, or any of the transactions in the preceding clause
(i) or (ii), or (iii) affect the amount of any deduction that the Bank may take for purposes of federal, state or local income taxes in respect of the cost, including, but not limited to, interest, costs of maintaining any Cash Advance, any Letter of Credit or the payment obligations of the Borrower hereunder, and the result of any event referred to in clause (i),
(ii) or (iii) above shall be to increase the cost, or diminish the anticipated return, to the Bank of issuing or maintaining any Cash Advance, any Letter of Credit or the payment obligations of the Borrower hereunder, or reduce the amounts receivable by the Bank hereunder or thereunder (which increase in cost, diminution in return or reduction of amounts, shall be determined by the Bank's reasonable allocation of the aggregate of such costs, increases, diminution in return, or reductions resulting from such event) or reduce the rate of return on all or any part of the Bank's capital as described in the next succeeding sentence, then the Borrower shall pay to the Bank from time to time, within thirty (30) days after demand by the Bank, such additional amounts (to the extent not incorporated in the calculation of the applicable Prime Rate) which shall be sufficient to compensate the Bank on an after-tax basis for such increased cost, diminution in return, reduction or loss of profitability from the date of the Change in Law. If the Bank reasonably determines that a Change in Law imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the reasonable opinion of the Bank, the rate of return on the Bank's capital (as allocated to any Loan, any Letter of Credit, this Agreement or any other Operative Document), as a consequence of its obligations hereunder is reduced to a level below that which the Bank could have achieved but for such circumstances, then the Borrower shall pay to the Bank from time to time, within thirty (30) days after demand by the Bank, such additional amounts (to the extent not incorporated in the calculation of the applicable Prime Rate) as will compensate the Bank on an after-tax basis for such reduction in rate of return. A certificate, prepared in good faith, setting forth such increased cost, diminution in return, or reduction of amounts or in rate of return incurred by the Bank as a result of any event mentioned above and giving a reasonable explanation and calculation thereof, submitted by the Bank to the Borrower (absent manifest error), shall be conclusive and binding for all purposes. The provisions of this Section 3.8 shall survive termination of this Agreement and the discharge of the Borrower's other obligations hereunder and under the Note.

      Section 3.9 Taxes. Without limiting the provisions of Section 2.5, all payments to be made by the Borrower to the Bank hereunder shall be made free and clear of and without deduction for or on account of tax. In the event that the Borrower is required to deduct or withhold any tax in respect  of  any payment hereunder, the amount payable by the  Borrower  in respect  of  which  such  deduction or withholding  is  required  shall  be increased to the extent necessary to ensure that, after such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the amount which it would have received and retained had no such deduction or withholding been made. Without limiting the provisions of Section 8.2, if the Bank is required to make any payment on account of tax (other than taxes imposed on the net income of the Bank by the United States, by the
State of Illinois or by Hong Kong, except to the extent that such tax is imposed by such jurisdiction on any additional amount payable to the Bank pursuant to the preceding sentence) or otherwise on or in relation to any amount payable hereunder to the Bank or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the Borrower shall, on demand, indemnify the Bank against such payment or liability, together with any taxes, interest, penalties and expenses payable or incurred in connection therewith. If, at any time, the Borrower is required by law to make any deduction or withholding from any amount payable by it hereunder, the Borrower shall promptly notify the Bank. If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Bank, within thirty days after it has made such payment, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment of all amounts required to be deducted or withheld. The provisions of this Section 3.9 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder and under the Note.


                ARTICLE IV - REPRESENTATIONS AND WARRANTIES

      To induce the Bank to make each of the Loans, the Borrower represents and warrants on the Effective Date, and by requesting a Loan the Borrower shall be deemed to represent and warrant to the Bank on each Borrowing Date that:

       Section 4.1 Organization, Standing, etc The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified and authorized to do business in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, condition, assets or operations of the Borrower. The Borrower has all requisite power and authority to own its assets and to carry on its business as presently conducted and as proposed to be conducted. The Borrower has all requisite power and authority (i) to execute, deliver and perform its obligations under each and every Operative Document to which it is a party and (ii) to issue the
Note in the manner and for the purposes contemplated by this Agreement. No Event of Default or Potential Event of Default has occurred and is continuing.

     Section 4.2 Conflicting Agreements and Other Matters. The execution, delivery and performance by the Borrower of each and every Operative
Document to which it is a party do not and will not, in a manner which would have a material adverse effect on the business, condition, assets or operations of the Borrower, (i) violate any provisions of any law, rule, regulation (including, without limitation, Regulations G, T, X or U of the Board of Governors of the Federal Reserve System), order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower, or (ii) conflict with or result in a breach of or constitute a default under the articles of incorporation or by-laws of the Borrower or any indenture or loan or credit agreement, or any other agreement or instrument, to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected. The Borrower is not in default, in a manner which would have a material adverse effect on the business, condition, assets or operation of the Borrower, under or in violation of any such law, rule, regulation, order, writ, judgment, decree, determination or award described in clause (i) above or any indenture, agreement or instrument described in clause (ii) above or under its articles of incorporation or by-laws.

       Section 4.3 Due Execution, etc The execution, delivery and performance by the Borrower of each and every Operative Document to which it is a party have been duly authorized by all requisite corporate and, if required, stockholder action, and each Operative Document to which it is a party has been duly executed by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject only to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights generally and to general principles of equity.

      Section 4.4 Title to Properties. The Borrower has good title to, or a valid and subsisting leasehold interest in, all items of property owned or leased by the Borrower, free and clear of all Liens, claims, defects, and exceptions except Permitted Liens and, in the case of property owned by the Borrower, free and clear of all restrictions on title transfer except Permitted Liens. There are no actual or, to the best knowledge of the Borrower, threatened or alleged defaults of a material nature with respect to any leases of real property under which the Borrower is lessee or lessor.

      Section 4.5 Litigation, Proceedings, etc. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court, governmental agency or regulatory authority (Federal, state or local), which (i) seek to enjoin or otherwise materially interfere with the consummation of the transactions contemplated by this Agreement, or (ii) would materially impair the Borrower's ability to perform fully any obligations under any Operative Document to which it is a party on a timely basis, provided that the Borrower and the Bank hereby acknowledge, for purposes of this representation, that any action, suit, proceeding or investigation (1) which is described in Schedule 4.5 hereto or (2) for which the Borrower has established reserves which are reflected in its financial statements for its quarter ended September 30, 1995 and which are adequate as of the date thereof, in either case, would not so impair the Borrower's ability. To its best knowledge, after reasonable inquiry, the Borrower has not violated and is not in violation of any statute, rule or regulation of any governmental authority in each case where such violation or default would materially and adversely affect the condition, assets, business, or operations of the Borrower, provided that the Borrower and the Bank hereby acknowledge, for purposes of this representation, that any violation or asserted violation described in
Schedule 4.5 hereto would not so affect the Borrower.

      Section 4.6 Governmental Consents, etc No authorization, consent, approval, license, qualification or exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other governmental person or entity is required in connection with the execution, delivery or performance by the Borrower of any Operative Document to which it is a party.

      Section 4.7 Financial Information. The consolidated financial statements of the Borrower for the fiscal year ended December 31, 1994, the financial statements of the Borrower for the fiscal quarter ended September 30, 1995, the consolidated financial statements of the Guarantor for the fiscal year ended June 30, 1995 and the Profit Statement for the Year Ended 30 June 1995 released by the Directors of the Guarantor on September 5, 1995, the Form 10-K for the Parent for the fiscal year ended December 31, 1994 and the Form 10-Q for the Parent for the fiscal quarter ended September 30, 1995, in each case, as submitted by the Borrower to the Bank, present fairly the financial position (or in the case of the Profit Statement of the Guarantor, the profits) of the Borrower, of the Guarantor and of the Parent, as the case may be, as of the date thereof. None of the Borrower or the Parent or, to the best knowledge of the Borrower without independent inquiry, the Guarantor has any material contingent obligations, liabilities or unusual and material forward or long-term commitments not disclosed in said financial statements, Form 10-K or Form 10-Q, and there are no material unrealized or anticipated losses from any commitments of the Borrower or the Parent or, to the best knowledge of the Borrower, the Guarantor. Since the date of said financial statements, Form 10-K and
Form 10-Q, there has been no material adverse change in the financial position or operations of the Borrower, of the Parent or, to the best knowledge of the Borrower, the Guarantor and no event has occurred which materially adversely affects the prospects of the Borrower or, to the best knowledge of the Borrower, the Guarantor.

      Section 4.8 ERISA. Except as disclosed in Schedule 4.5 hereto, the Borrower has not incurred any material accumulated funding deficiency within the meaning of the ERISA and has not incurred any liability under any Employee Benefit Plan or Multiemployer Plan.

      Section  4.9   Investment  Company  Act.   The  Borrower  is  not  an
"investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.


                           ARTICLE V - COVENANTS

      Until all obligations of the Borrower hereunder and under the other Operative Documents are paid and fulfilled in full, the Borrower agrees that it shall comply with the following covenants, unless the Bank consents otherwise in writing:

     Section 5.1  Affirmative Covenants.  The Borrower shall:

     (a)  Furnish or cause to be furnished to the Bank:

           (i) within three (3) Business Days after the Borrower shall have obtained knowledge of the occurrence of an Event of Default or a Potential Event of Default, the written statement of an officer of the Borrower setting forth the details of each such Event of Default or Potential Event of Default and the action which the Borrower proposes to take with respect thereto;

           (ii) as soon as available and in any event no later than the earlier of ten (10) days after receipt thereof by the Borrower and one hundred and five (105) days after the end of each fiscal year of the Borrower, statements of financial position of the Borrower and of the Parent as of the end of such fiscal year and the related statements of earnings and changes in financial position for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified as to fairness of presentation, GAAP and consistency by independent public accountants of internationally recognized standing;

           (iii) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, unaudited statements of financial position of the Borrower and of the Parent as of the end of such quarter and the related statements of earnings and changes in financial position for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower;

           (iv) as soon as available and in any event no later than 45 days after the end of each calendar month, an unaudited statement of financial position of the Borrower as of the end of such month and the related statement of earnings and changes in financial position for such calendar month, certified as to fairness of presentation and consistency by the chief financial officer of the Borrower in the form of Exhibit E hereto or such other form as may be reasonably acceptable to the Bank;

           (v) simultaneously with the delivery of each set of financial statements referred to in clauses (ii), (iii) and (iv) above, a certificate of the chief financial officer of the Borrower stating whether there exists on the date of such certificate an Event of Default or a Potential Event of Default and, if any Event of Default or Potential Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

           (vi) within ten days after the same are sent or, in the case of statements or reports of the Guarantor, after the same are received by the Borrower, copies of all financial statements and reports which the Parent or the Guarantor sends to its stockholders, and within ten days after the same are filed or, in the case of statements or reports of the Guarantor, after the same are received by the Borrower, copies of all reports which the Parent or the Guarantor may make to, or file with, the Securities and Exchange Commission or any analogous governmental authority or any stock exchange;

           (vii) within ten days after the same are received by the Borrower, the statement of financial position of the Guarantor as of the end of the first six months of each fiscal year and as of the end of each fiscal year, and the related statements of earnings and changes in financial position for such periods, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year prepared and presented in accordance with generally accepted accounting principles in New Zealand and, in the case of fiscal year end statements, certified by independent public accountants of internationally recognized standing;

           (viii) within five (5) Business Days of obtaining knowledge thereof, notice of any action, suit, proceeding or investigation pending or threatened against or affecting the Borrower, the Parent or the Guarantor or any of their respective properties which could materially and adversely affect the condition, business, assets (or affecting title thereto), or operations of the Borrower, the Parent or the Guarantor, or could adversely affect the Borrower's ability to perform its obligations under any Operative Document or the Guarantor's ability to perform its obligations under the Guarantee; and

           (ix) such other information respecting the Borrower, the Parent or the Guarantor as the Bank may from time to time reasonably request.

      (b) To do such further acts and things, and to execute and deliver such additional agreements, instruments or assignments as the Bank may at any time reasonably request, in any case at the expense of the Borrower, in connection with the administration and enforcement of this Agreement, the Guarantee, or any other security for the Obligations or any part thereof or in order better to assure and confirm unto the Bank its rights and remedies.

      (c) Preserve and maintain its existence, rights, privileges and franchises in the jurisdiction of its incorporation, and qualify and remain qualified and authorized to do business in each other jurisdiction in which the failure to so qualify or remain qualified would have a material adverse effect on the Borrower.

      (d) Engage in the same general lines of business as presently conducted by it.

      (e) Comply with all laws, rules, regulations and governmental orders (federal, state and local) having applicability to it or to the business or businesses at any time conducted by it, where the failure to so comply would have a material adverse effect, on the business, condition (financial or otherwise), assets or operations of the Borrower, including, without limitation, all such applicable environmental, health and safety laws, rules, regulations and governmental orders.

      (f) Maintain, or cause to be maintained, in good repair, working order and condition in accordance with its customary practices (ordinary wear and tear excepted) and in accordance with any applicable contractual requirements, all of its properties (whether owned or held under lease) which are necessary or useful to the ordinary conduct of its business, and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be conducted at all times.

      (g) Prior to the occurrence of an Event of Default, upon four (4) Business Days prior notice or, after the occurrence and during the continuance of an Event of Default, at any time permit the Bank and/or representatives of a firm of public accountants designated by the Bank, from time to time, to visit and inspect, during normal business hours, its properties, to examine and make copies of and take abstracts from its records and books of account, and to discuss its affairs, finances and accounts with its principal officers and independent public accountants.

      (h) Keep, or cause to be kept adequate records and books of account, in which complete entries are to be made reflecting its business and financial transactions, in accordance with GAAP consistently applied.

      (i) Maintain or cause to be maintained with financially sound and reputable insurers acceptable to the Bank insurance policies or programs (including liability insurance) in such amounts and for such risks as are customarily maintained in the Borrower's industry.

      (j) Use the proceeds of the Cash Advances or any Letter of Credit solely for agreed purposes and consistently with all applicable laws and statutes.

      (k) To maintain with the Bank the demand deposit account established by the Borrower pursuant to the Existing Agreement the minimum balance of which shall at all times be no less than $1,000 and to pay all customary Bank fees and charges in connection therewith.

      Section 5.2 Negative Covenants. The Borrower shall not, without the prior written consent of the Bank (which consent will not unreasonably be withheld):

      (a) Incur, create, assume or permit to exist any Indebtedness to BIL Far East, the Guarantor, BIL Securities, the Parent or any Affiliate of the Borrower or any such entity unless such Indebtedness (and any and all rights to any collateral therefor) at all times is expressly subordinated, in a manner satisfactory to the Bank, to the payment to the Bank in full of all Obligations and the Borrower provides the Bank with no less than five
(5) Business Days' prior written notice of (A) the Borrower's intention to incur or assume such Indebtedness, which notice also shall describe the material terms of such Indebtedness, and (B) any amendment to the material terms of such Indebtedness.

     (b)  INTENTIONALLY OMITTED

     (c)  INTENTIONALLY OMITTED

     (d) Merge or consolidate with or into any person except that any subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other subsidiary of the Borrower.

     (e)  INTENTIONALLY OMITTED

     (f) Make any change in the Borrower's capital structure which would in any way adversely affect the repayment of the Borrower's obligations hereunder and under the Note.

     (g) Declare or pay any dividend on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise, in respect of, any shares of any class of capital stock of the Borrower (any such action constituting a "Dividend").

     (h)  INTENTIONALLY OMITTED

     Section 5.3  INTENTIONALLY OMITTED


                    ARTICLE VI - CONDITIONS OF LENDING

      Section 6.1 Effective Date. The amendment and restatement of the Existing Agreement shall become effective on the first date (the "Effective Date") that each of the following conditions shall have been satisfied or fulfilled:

      (a) The Borrower shall have executed and delivered to the Bank the Note (appropriately completed) and this Agreement (including all schedules, exhibits, certificates, opinions and financial statements delivered pursuant hereto in form and substance acceptable to the Bank) which shall be in full force and effect and the Borrower shall have initialed the provisions of Section 8.6 hereof (Waiver of Jury Trial, etc.).

      (b) The Bank shall have received from the Borrower payment of all accrued but unpaid interest and fees in respect of all Cash Advances and Letters of Credit outstanding on the Effective Date.

      (c) The Bank shall have received the Guarantee duly executed by the Guarantor and in full force and effect and shall have received the Subordination Agreement duly executed by BIL Far East, BIL Securities and the Parent and in full force and effect.

      (d) The Bank shall have received resolutions of the Guarantor authorizing the execution, delivery and performance of the Guarantee.

      (e) The Bank shall have received the signed opinions of Bryan Cave, counsel to the Borrower and United States counsel to the Guarantor and of New Zealand counsel to the Guarantor, dated the date hereof in form and substance acceptable to the Bank.

      (f) The Bank shall have received a Certificate of the Secretary, or the Assistant Secretary, of the Borrower, substantially in the form of Exhibit F hereto, certifying (i) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Note,
(ii) the By-Laws of the Borrower as in effect on the date of certification,
(iii) the resolutions (in form and substance acceptable to the Bank) of the Borrower authorizing and approving the execution, delivery and performance of this Agreement and the Note, (iv) the representations and warranties (in form and substance acceptable to the Bank) of the Borrower, and (v) that there have been no changes in the Articles of Incorporation of the Borrower since the most recent certification thereof by the Secretary of State of California. Such certificate shall be dated the date hereof and shall state that the resolutions attached thereto have not been amended, modified, revoked or rescinded as of such date and are at such date in full force and effect.

     (g) The Bank shall have received a copy of the Borrower's Articles of Incorporation, certified as of a recent date by the Secretary, or the Assistant Secretary, of the Borrower, and a Certificate of good standing, certified as of a recent date by the Secretary of State of the State of California.

     (h)   The  representations and warranties made  by  the  Borrower  in
Article IV hereof shall be true and correct in all material respects on and as of the date hereof as though made on and as of such date.

     (i) No Event of Default or Potential Event of Default shall have occurred and be continuing hereunder or would result from the consummation of the transactions contemplated hereby.

     (j) The Bank shall have received from the Borrower the non-refundable amendment fee required by Section 3.2 hereof.

      (k) The Bank shall have been reimbursed by the Borrower for the fees and reasonable expenses of its counsel, Baker & McKenzie, in connection with the drafting and negotiation of this Agreement and the other Operative Documents.

      (l) The Bank shall have received confirmation from the Guarantor of the continuing force and effect of the duly executed letter agreement from the Guarantor dated September 9, 1992 and signed by the Guarantor on September 15, 1992 in form and substance reasonably acceptable to the Bank and such letter shall continue to be in full force and effect.

      (m) The Borrower shall have continued to maintain the demand deposit account with the Bank as required by Section 5.1(k) hereunder.

      (n) The Bank shall have received an acceptance by CSC Network of its appointment as agent for service of process in Illinois for the Borrower and for the Guarantor.

      (o) The Bank shall have received such other documentation as is otherwise reasonably requested, in writing, by the Bank.

     Section 6.2  Subsequent Loans.

      The Bank's obligation to make each subsequent Loan is subject to the following conditions precedent:

      (a) Notice. The Bank shall have received a notice from the Borrower in accordance with Section 2.2.

      (b)   Representations  and  Warranties.   The  representations   and
warranties by the Borrower in Article IV hereof shall be true and correct on and as of the Borrowing Date of such Loan as though made on and as of such date.

      (c)   No  Default.   At the time of such Loan and  immediately  after
giving effect to such Loan, no Event of Default or Potential Event of Default shall have occurred and be continuing.

      (d) Letter of Credit Fee. With respect to the issuance of each Letter of Credit, the Bank shall have received the Letter of Credit Fee required by Section 3.3 hereof.

      (e) Other Documents. The Borrower shall provide the Bank with any other document the Bank may from time to time request.


                    ARTICLE VII - DEFAULT AND REMEDIES

     Section 7.1 Events of Default. The occurrence or existence of any of the following events, acts, occurrences or state of facts shall constitute an Event of Default:

      (a) the failure of the Borrower to pay when due any amount due in accordance with Section 2.4(a) or Section 2.4(b) or to pay any other amount due hereunder within three (3) days after the due date thereof, whether by acceleration or otherwise; or

      (b) any representation or warranty made or deemed made by the Borrower under or in connection with any Operative Document or by BIL Far East, BIL Securities or the Parent under or in connection with the Subordination Agreement shall have been untrue, incomplete or misleading, in any material respect, when made or deemed made and, if capable of remedy, shall not have been remedied within thirty (30) days; or

      (c) the failure by the Borrower duly to observe or perform any agreement, condition or covenant under this Agreement or any Operative Document and, in the case of a covenant contained in Section 5.1 hereof, such failure, if capable of remedy, shall not be remedied within five (5) days; or

     (d) the failure by BIL Far East, BIL Securities or the Parent duly to observe or perform any agreement, condition or covenant under the Subordination Agreement and such failure, if capable of remedy, shall not be remedied within thirty (30) days after notice of such failure from the Bank; or

      (e) any petition in bankruptcy or similar petition being filed by or against the Borrower, the Parent or the Guarantor or any proceedings in bankruptcy, or under any laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Borrower, the Parent or the Guarantor either through reorganization, composition, extension, or otherwise and in the case of a petition being filed or proceedings being commenced involuntarily such petition or proceeding shall not be dismissed within thirty (30) days; or

      (f) the inability of the Borrower, the Parent or the Guarantor generally to pay its debts as they become due or the making by the Borrower, the Parent or the Guarantor of an assignment for the benefit of creditors or the taking advantage by any of the same of any insolvency law; or

      (g) the appointment of a receiver of any property of the Borrower, the Parent or the Guarantor or the taking possession of any substantial part of the property, or the assumption of control over the affairs or operations, of any thereof by any governmental authority or any court at the insistence of any governmental authority and, in the case of an involuntary appointment of a receiver, such appointment shall not be dismissed within thirty (30) days; or

     (h) the attachment, distraint, garnishment or execution of or against any funds or other property of the Borrower, the Parent or the Guarantor which may be in, or come into, the possession of or control of the Bank, or of any third party acting for the Bank, or of the same becoming subject at any time to any mandatory order of any court or other legal process; or

      (i) the Guarantor, the Parent or the Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, in a principal amount in excess of $15,000,000, in the case of Indebtedness of the Guarantor, or $350,000, in the case of Indebtedness of the Parent or of the Borrower, when and as the same shall become due and payable after any applicable grace period or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, the effect of such failure is to cause or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause all or any portion of such Indebtedness to become due prior to its stated maturity; or

      (j) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, the Parent or the Guarantor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or any action shall be legally taken by a judgment creditor to levy upon assets of the Borrower, the Parent or the Guarantor to enforce any such judgment; or

      (k) for any reason (other than release by the Bank) this Agreement, the Note, the Guarantee or the Subordination Agreement shall cease to be valid and binding and in full force and effect or enforceable in accordance with its terms or the Borrower, the Guarantor or any other party shall repudiate or attempt to repudiate, in writing, all or any of its respective obligations under any such Operative Document; or

      (l) the Guarantor at any time shall own, whether directly or indirectly, less than fifty one percent (51%), after giving effect to the conversion of preferred shares convertible into voting stock, of the outstanding voting stock of the Parent or the Parent shall own less than one hundred percent (100%) of all classes of the outstanding voting stock of the Borrower; or

      (m) the Parent shall take any action to declare or pay any Dividend in respect of any shares of any class of its capital stock, except for any declaration and payment to the Guarantor of a Dividend in the form of stock of the Parent pursuant to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock; or

      (n) the Guarantor shall repudiate in writing or fail to perform any agreement contained in the letter agreement in favor of the Bank dated September 9, 1992 and signed by the Guarantor on September 15, 1992; or

      (o) Any Guarantor Event of Default or Guarantor Potential Event of Default shall have occurred.

     Section 7.2  Remedies.

      Upon the occurrence of any Event of Default, unless the Bank shall otherwise direct in writing, the Bank's obligations hereunder, including its agreement to make Loans, shall immediately terminate, all Cash Advances then outstanding shall immediately be due and payable in full together with accrued interest thereon and all other Obligations then existing shall become immediately due and payable, in any case without presentment, protest, demand or any other notice, all of which hereby are expressly waived. Upon the occurrence of any Event of Default, the Bank may also exercise any or all of its rights and remedies under any security documents, including, without limitation, any guarantees, or under any applicable law or which it otherwise possesses. Upon the occurrence of any Event of Default, the Bank also may require that the Borrower deposit cash or other collateral acceptable to the Bank with the Bank or its designee in an amount equal to the aggregate Stated Amount of all Letters of Credit and all other Obligations then outstanding as collateral for the repayment of any future demands for payment under the Letter of Credit and such Obligations.


                       ARTICLE VIII - MISCELLANEOUS

      Section 8.1 Set-Off. Upon the occurrence and during the continuance of any Potential Event of Default or any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all Obligations, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such Obligations may be contingent and unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies which the Bank may have including, without limitation, other rights of set-off.

      Section 8.2 Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable costs and expenses incurred by the Bank (including the reasonable fees and expenses of counsel to the Bank) in connection with (i) the drafting and negotiation of this Agreement and the other Operative Documents, (ii) any amendment, modification, or waiver thereof, and (iii) the enforcement or renegotiation of this Agreement or any other Operative Document. The Borrower also agrees to pay the reasonable fees and expenses of any accounting firm designated by the Bank to audit or to examine the books and records of the Borrower pursuant to Section 5.1(g) or otherwise under this Agreement. The Borrower also agrees to reimburse the Bank, upon demand, for any stamp, transfer, franchise and other similar taxes payable or determined to be payable in connection with the execution, delivery or enforcement of this Agreement, the Note or any other Operative Document. The Borrower will indemnify and hold harmless the Bank and the Bank's directors, officers, employees, attorneys and agents (together the "Indemnitees") against any and all liabilities, losses, damages, judgments, suits and claims (and the reasonable costs and legal fees relating thereto) of any kind or nature whatsoever imposed on, incurred by or asserted against an Indemnitee (whether arising under or in connection with this Agreement or any Operative Document or any law or regulation, including, without limitation any environmental, health or safety law). Notwithstanding the foregoing, the Borrower will not be obligated to pay for any claims or liability which may arise from the Bank's willful misconduct or gross negligence. The obligations of the Borrower under this
Section 8.2 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder and under the Note.

     Section 8.3 No Waiver; Modifications in Writing; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Bank at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement or any other Operative Document, nor consent to any departure by the Borrower from the terms of any provision of this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Bank.

      Section 8.4 Assignment/Substitution. This Agreement is a continuing obligation, shall survive the termination of the Letters of Credit and shall (a) be binding upon the Borrower, its successors and assigns, and (b) inure to the benefit of and be enforceable by the Bank and its successors and assigns; provided that the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank. The Bank may upon notice substitute another lending office of the Bank as the lending office hereunder. The Bank may sell participations in all or any part of any Loan and may, with the prior written consent of the Borrower (which consent will not unreasonably be withheld), assign all or any portion or any Loan to another financial institution.

      Section 8.5 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law.

      Section 8.6 Submission to Jurisdiction; Venue; Waiver of Jury Trial. To induce the Bank to make the Cash Advances, the Borrower irrevocably agrees that subject to Bank's sole and absolute election, all suits, actions or other proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the Note or any other Operative
Document shall be litigated in courts having situs within Chicago, Illinois. The Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within Chicago, Illinois. The Borrower hereby irrevocably appoints CSC Networks with offices at 33 North LaSalle Street, Chicago, Illinois 60602, to act as its agent for service of process in such courts and, the Borrower also irrevocably consents to the service of any and all process in any such suit, action or proceeding brought in any court located within Chicago, Illinois by the delivery of copies of such process to such agent. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO REQUEST OR DEMAND TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT AGAINST THE BORROWER BY THE BANK IN ACCORDANCE WITH THIS SECTION OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

INITIALS OF BORROWER: /i/ TWE

      Section 8.7 Severability. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      Section 8.8 Limitations on Bank Liability. Without limiting any other provision hereof, the Borrower assumes all risks of, and the Bank shall not be liable or responsible for, the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of the Letter of Credit and whether any demand under the Letter of Credit is inconsistent with any other demand or with any Operative Document. As between the Borrower and the Bank, neither the Bank nor any of its officers or directors shall be liable or responsible for any claim, damage, loss, liability, cost or expense which the Borrower may incur (or which may be claimed by any person) by reason of or in connection with the execution and delivery or transfer of any Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The Borrower acknowledges and agrees that the Bank also shall be relieved from responsibility for (and its right to reimbursement hereunder shall not be impaired by) any act or omission for which banks are relieved of responsibility under the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500 (1994).

     Section 8.9 Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices and other communications required or permitted to be given shall be in writing and (except for written confirmations of telephonic instructions) shall be personally delivered, telecopied or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, and shall be deemed to be given on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 8.9. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions, notices and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated below or to such other addresses as may be hereafter designated in writing by the respective parties hereto and, in the case of telephonic instructions or notices, by calling the telephone number indicated for such party below:

If to the Borrower: Everest & Jennings, Inc.
                    4203 Earth City Expressway
                    Earth City, Missouri 63045
                    Attention:  Mr. Timothy Evans

                    Tel. No:  (314) 512-7275
                    Telecopier No.:  (314) 512-7063

   With a copy to:  BIL (USA) Inc.
                    c/o Gray Cary Ware & Freidenrich
                    401 "B" Street
                    Suite 1700
                    San Diego, CA 92101-4297
                    Attention:  Mr. Robert W. Ayling

                    Tel. No.:  (619) 699-2700
                    Telecopier No.:  (619) 236-1048

          and       Brierley Investments Limited
                    Level 6
                    CML Building
                    22-24 Victoria Street
                    Wellington, New Zealand
                    Attention:  Company Secretary

                    Telecopier No.:  (644) 473-8199

If to the Bank:     The  HongKong  and  Shanghai Banking  Corporation
                    Limited, Chicago Branch
                    190 S. La Salle Street
                    Suite 1100
                    Chicago, Illinois  60603
                    Attention:  Mr. J. Gregory McClain

                    Tel No.:  (312) 853-6400
                    Telecopier No.:  (312) 853-3855

     Section 8.10 Execution in Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 8.11 Entire Agreement. This Agreement amends and restates in its entirety the Existing Agreement. As so amended and restated, this Agreement and the Note embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings between the parties hereto, including, without limitation, the Existing Agreement. For the avoidance of doubt, any Loans outstanding on the Effective Date constitute "Loans" for all purposes of this Agreement and the other Operative Documents. This amendment and restatement of the Existing Agreement shall not effectuate a novation or extinguishment of the indebtedness outstanding under the Existing Agreement, but rather as it pertains to the indebtedness outstanding under the Existing Agreement, shall constitute an amendment and restatement of certain of the terms governing the payment and performance of such indebtedness.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   EVEREST & JENNINGS, INC.
                                   By /s/ Timothy W. Evans
                                   Its Vice President & CFO


                                   THE HONGKONG AND SHANGHAI
                                   BANKING CORPORATION LIMITED
                                   By /s/ J. Gregory McClain
                                   Its Vice President